Exhibit (a)(5)(F)

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RACHELE R. RICKERT (190634)

rickert@whafh.com

WOLF HALDENSTEIN ADLER

FREEMAN & HERZ LLP

750 B Street, Suite 2770

San Diego, CA 92101

Telephone: 619-239-4599

GREGORY M. NESPOLE

gmn@whafh.com

BENJAMIN Y. KAUFMAN

kaufmann@whafh.com

KEVIN G. COOPER

kcooper@whafh.com

WOLF HALDENSTEIN ADLER

FREEMAN & HERZ LLP

270 Madison Avenue

New York, NY 10016

Telephone: 212-545-4600

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

ARMANDO HERRERA, on behalf of	)
himself and all others similarly situated,	)
	)	CLASS ACTION COMPLAINT FOR
Plaintiff,	)	VIOLATIONS OF SECTIONS 14(e) AND
	)	20(a) OF THE SECURITIES EXCHANGE
v.	)	ACT OF 1934
)
SHORETEL, INC., DON JOOS,	)	JURY TRIAL DEMANDED
MARJORIE BOWEN, MARK	)
BREGMAN, KENNETH DENMAN,	)
CHARLES KISSNER, SHANE ROBISON,	)
CONSTANCE SKIDMORE, JOSEF	)
VEJVODA, SHELBY ACQUISITION	)
CORPORATION, MITEL US HOLDINGS,	)
INC., and MITEL NETWORKS	)
CORPORATION,	)
)
Defendants.	)
)
)
)
)
)

CLASS ACTION COMPLAINT

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Plaintiff Armando Herrera (“Plaintiff”), on behalf of himself and all others similarly situated, by and through his undersigned attorneys, alleges the following upon information and belief and based upon the investigation of counsel, which included, inter alia, review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge.

NATURE OF THE ACTION

1. This is a class action brought by Plaintiff on behalf of himself and the other public stockholders of ShoreTel Inc. (“ShoreTel” or the “Company”), other than Defendants (defined below) and their affiliates, against ShoreTel and the members of its board of directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e), 78t(a), and United States Securities and Exchange Commission (“SEC”) Rule 14(e), 17 C.F.R. 240.14d-9, in connection with the proposed transaction between ShoreTel and Mitel Networks Corporation (“Mitel”) and its affiliates.

2. Defendants have violated the above-referenced sections of the Exchange Act by causing a materially incomplete and misleading solicitation/recommendation statement, pursuant to Section 14(e) of the Exchange Act (the “Solicitation Statement”), to be filed with the SEC. The Solicitation Statement recommends that ShoreTel stockholders tender their shares in a proposed transaction whereby Shelby Acquisition Corporation, a wholly-owned subsidiary of Mitel US Holdings, Inc. which in turn is a wholly owned-subsidiary of Mitel, offered to purchase all issued and outstanding shares of ShoreTel at a purchase price of $7.50 (the “Proposed Transaction” or “Tender Offer”). ShoreTel and Mitel and its affiliates entered into the terms of the definitive agreement and plan of merger (the “Merger Agreement”) on July 26, 2017, and the Tender Offer commenced on August 17, 2017.

3. As discussed below, Defendants have asked ShoreTel stockholders to support the Proposed Transaction, in exchange for inadequate consideration, based upon the materially incomplete and misleading representations and information contained in the Solicitation

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Statement, in violation of Sections 14(e) and 20(a) of the Exchange Act. Specifically, the Solicitation Statement contains materially incomplete and misleading information concerning the process leading up to the consummation of the Merger Agreement, including: (i) the financial analyses conducted by J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisor to the Company; and (ii) the potential conflicts of the Company’s officers and the Individual Defendants, including misleading statements concerning their interests contained in the section titled, “Background of the Merger.”

4. For these reasons, as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to ShoreTel stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act. As the Tender Offer is set to expire on September 18, 2017, it is imperative that ShoreTel stockholders receive this material information in order to determine whether to tender their shares.

JURISDICTION AND VENUE

5. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e) and 20(a) of the Exchange Act and Rule 14d-9.

6. Personal jurisdiction exists over each defendant either because the defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) ShoreTel maintains its primary place of business in this District; (ii) a substantial portion of the transactions and wrongs complained of herein, including Defendants’ primary participation in the wrongful acts detailed herein, occurred

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in this District; and (iii) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8. Plaintiff is, and has been at all relevant times, the owner of ShoreTel common stock and has held such units in an individual retirement account since prior to the wrongs complained of herein, as set forth in the accompanying certification attached hereto as Exhibit A.

9. Defendant ShoreTel is a Delaware Corporation and maintains its executive offices at 960 Stewart Drive, Sunnyvale, California 94085. ShoreTel’s common stock is publicly traded under the ticker symbol “SHOR” on the Nasdaq Global Select Market.

10. Individual Defendant Don Joos (“Joos”) is the President, Chief Executive Officer, and a director of the Company.

11. Individual Defendant Marjorie Bowen (“Bowen”) is a director of the Company and a member of the Audit Committee.

12. Individual Defendant Mark Bregman (“Bregman”) is a director of the Company and a member of the Nominating and Governance Committee and the Compensation Committee.

13. Individual Defendant Kenneth Denman (“Denman”) is a director of the Company and a member of the Compensation Committee.

14. Individual Defendant Charles Kissner (“Kissner”) is a director of the Company, a member of the Audit Committee, and Chair of the Nominating and Governance Committee.

15. Individual Defendant Shane Robison (“Robison”) is Chairperson of the Board of Directors and a member of the Compensation Committee.

16. Individual Defendant Constance Skidmore (“Skidmore”) is a director of the Company, a member of the Nominating and Governance Committee, and Chair of the Audit Committee.

17. Individual Defendant Josef Vejvoda (“Vejvoda”) is a director of the Company, a member of the Nominating and Governance Committee, and a member of the Compensation Committee.

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18. The Individual Defendants identified in paragraphs 10—17 are collectively referred to herein as the “Individual Defendants” or “Board.” 19. Defendant Shelby Acquisition Corporation (“Merger Sub”) is a Delaware corporation, a wholly-owned subsidiary of Mitel US Holdings, Inc., a party to the Merger Agreement, and the offeror of the Tender Offer.

20. Defendant Mitel US Holdings, Inc. (“Parent”) is a Delaware corporation, a party to the Merger Agreement, and a wholly-owned subsidiary of Mitel.

21. Defendant Mitel Networks Corporation (“Mitel”) is a Canadian corporation and a party to the Merger Agreement.

22. The defendants identified in paragraphs 9—21 are collectively referred to as the “Defendants.”

CLASS ACTION ALLEGATIONS

23. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all holders of ShoreTel common stock who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

24. This action is properly maintainable as a class action for the following reasons:

(a) The Class is so numerous that joinder of all members is impracticable. As of August 15, 2017, there were 69,034,351 shares of ShoreTel common stock issued and outstanding. The holders of this common stock are believed to be geographically dispersed throughout the United States;

(b) There are questions of law and fact which are common to the Class and which predominate over questions affecting individual Class members. The common questions include, inter alia, the following:

1.	Whether Defendants have violated Section 14(e) of the Exchange Act and Rule 14d-9 promulgated thereunder;

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2.	Whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

3.	Whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction consummated as presently anticipated.

(c) Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

(d) Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

(e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class; and

(f) Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

A.	The Materially Incomplete and Misleading Solicitation Statement

25. On August 17, 2017, Defendants filed the Solicitation Statement with the SEC, incorporating by reference, inter alia, the Merger Agreement and the Tender Offer Statement on Schedule TO filed with the SEC by Merger Sub. The information contained in the Solicitation Statement will be disseminated to ShoreTel’s stockholders to solicit their tender of shares during the Tender Offer. The Solicitation Statement, however, denies ShoreTel’s stockholders material information concerning the financial and procedural fairness of the Merger. Without such information, ShoreTel stockholders cannot make a fully informed decision about whether to tender their shares.

/ / /

CLASS ACTION COMPLAINT

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1.	Disclosures Concerning J.P. Morgan’s Fairness Opinion

26. The Solicitation Statement omits material information regarding the financial analyses performed by J.P. Morgan in support of its so-called fairness opinion.

27. For example, with respect to J.P. Morgan’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the inputs and assumptions underlying the calculation of the discount range of 8.5% to 10.5%; (ii) the inputs and assumptions underlying the selection of the perpetual growth rate range of 2.5% to 3.5%; (iii) the actual range of terminal values calculated and utilized in the analysis; as well as (iv) ShoreTel’s net cash.

28. J.P. Morgan’s Public Trading Multiples and Selected Transaction Analysis, similarly fail to disclose whether J.P. Morgan observed any other multiples or benchmarking metrics in the analyses. If so, Defendants must disclose them so that stockholders are provided with complete information in order to determine whether to tender their shares.

29. J.P. Morgan’s Sum-of-the-Parts Analysis also fails to disclose the following key components: (i) the forecasted unlevered free cash flows for the Company’s “Premise Business” from the state of fiscal year 2018 through the end of fiscal year 2027 calculated based upon management’s forecasts for the fiscal years 2018 through 2020, and based upon the extrapolations by management for the fiscal years 2021 through 2027; (ii) ShoreTel’s net cash balance; (iii) the value per share of ShoreTel’s net cash balance as of June 30, 2017; (iv) the reasoning behind the decision to use a “multiple valuation” for the “Hosted Business” and a “DCF valuation” for the “Premise Business”; (v) the inputs and assumptions underlying the selected multiple range of 2.0x to 3.0x revenue for the “Hosted Business”; (vi) the impact of the adjustments and exclusions made to fiscal year 2018 revenue on the overall valuation; and (vii) the inputs and assumptions underlying the calculation of the 9.5% discount rate.

30. When a banker’s endorsement of the fairness of a transaction is touted to stockholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. These inputs are all particularly material where the top of the implied equity value ranges of the Company resulting from the analyses conducted are far superior to the consideration offered to Company

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stockholders in the Proposed Transaction. See, e.g., Public Trading Multiples (“This resulted in a range of implied equity values for the Shares of between $6.25 to $9.50 per Share, rounded to the neared [sic] $.25, as compared to the Offer Price of $7.50”); Selected Transaction Analysis (“This resulted in a range of implied equity values for the Shares of between $4.75 to $10.00 per Share, rounded to the neared [sic] $0.25, as compared to the Offer Price of $7.50 per Share); Discounted Cash Flow Analysis (“Based on the result of this analysis, J.P. Morgan arrived at a range of implied equity values for the Shares of between $7.00 and $10.00 per Share, rounded to the nearest $0.25, as compared to the Offer Price of $7.50 per share”); Sum-of-the-Parts Analysis (“J.P. Morgan arrived at a range of implied equity values for the Shares between $7.25 and $9.00 per share, rounded to the nearest $0.25, as compared to the Offer Price of $7.50 per Share.”) The maximum value range of each analysis conducted by J.P. Morgan far exceeds the consideration offered by Mitel.

31. Further, J.P. Morgan is significantly incentivized for the Proposed Transaction to close because $5.3 million of its $7.3 million fee for advising the Company during the merger process is contingent upon consummation of the Proposed Transaction. Accordingly, Plaintiff and the holders of Company common stock need to know the above material information to ensure that J.P. Morgan’s analyses were properly conducted in order to make the decision whether to tender their shares of ShoreTel common stock.

2.	Conflicts of Individual Defendants

32. The Solicitation Statement fails to disclose the timing and nature of all communications regarding the Board’s July 26, 2017 approval (the date the Merger Agreement was also approved) of a payment of cash bonuses in lieu of their annual equity grants. The payments will result in an additional $1,150,000 in aggregate to the Company’s executive team, including Mr. Joos, and are contingent on the closing of the Proposed Transaction.

33. Similarly, the Solicitation Statement misleadingly states unequivocally in its description of negotiations leading to the Proposed Transaction that in the course of negotiations “ShoreTel agreed that all Unvested Company Options and Unvested Company RSUs would be cancelled for no consideration.” (emphasis added). The Background of Offer section highlights

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that this was one of the material terms of the Merger Agreement negotiated between the parties during July 14 – 19, 2017, and ultimately agreed to by the ShoreTel Board on July 26, 2017.

34. However, elsewhere the Solicitation Statement states that over $3.6 million in unvested Company Options and unvestedRSUs will accelerate upon the closing of the Proposed Transaction to the benefit of Company insiders such as Mr. Joos, who will alone receive in excess of $1.3 million as a result of the acceleration of his unvested Options and RSUs.

35. Indeed, as detailed in the Schedule TO and its exhibits filed by Merger Sub and incorporated by reference into the Solicitation Statement, as well as in the Merger Agreement Section 2.3, Company Equity Awards, also incorporated by reference:

(a) As of the Effective Time, each Company Option that is outstanding and is vested as of immediately prior to the Effective Time (after giving effect to any vesting that occurs as a result of the Transactions pursuant to a Contract or Company Benefit Plan in effect on the date hereof or as set forth on Section 2.3 of the Company Disclosure Letter) (each a “Vested Company Option”), shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Vested Company Option, be canceled, extinguished and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price underlying such Vested Company Option, multiplied by (ii) the number of shares of Common Stock underlying such Vested Company Option; provided, that any such Vested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time and is not covered by Section 2.3(a) (each an “Unvested Company Option”) shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Unvested Company Option, be cancelled for no consideration.

(c) As of the Effective Time, each Company RSU that is vested and has not yet been settled as of immediately prior to the Effective Time (after giving effect to any vesting that occurs as a result of the Transactions pursuant to a Contract or Company Benefit Plan in effect on the date hereof or as set forth on Section 2.3 of the Company Disclosure Letter) (each, a “Vested Company RSU”), shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Vested Company RSU, be canceled, extinguished and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal in value to the product obtained by multiplying (x) the Merger

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Consideration by (y) the total number of shares of Common Stock subject to such Vested Company RSU.

(d) As of the Effective Time, each Company RSU that is outstanding immediately before the Effective Time and not covered by Section 2.3(c) (each an “Unvested Company RSU”), shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Unvested Company RSU, be cancelled for no consideration. (emphasis added).

36. Rather than having all unvested Company Options and unvested Company RSUs cancelled for no consideration as purportedly negotiated, the Merger Agreement contains misleading definitions to avoid the plain English meaning of “unvested.” Instead of agreeing that all unvested Company Options and unvested Company RSU’s were cancelled for no value, perhaps in an effort to obtain maximum value for ShoreTel common stock holders, Company insiders only agreed to the cancellation of unvested options not subject to contract acceleration or the Company’s benefit plan.

37. This information is material and necessary for stockholders to understand the potential conflicts of interest of ShoreTel’s management, as that information explicates the motivations that might prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

38. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following sections of the Solicitation Statement: (i) “Background of Offer”; (ii) “Reasons for Recommendation”; and (iii) “Opinion of ShoreTel’s Financial Advisor.”

B.	Defendants Knew or Negligently Disregarded that the Solicitation Statement Omits Material Information

39. The Individual Defendants knew or negligently disregarded that the Solicitation Statement omits material information concerning the Proposed Transaction and/or contains the materially incomplete and misleading information, as discussed above.

40. Specifically, the Individual Defendants undoubtedly reviewed the contents of the Solicitation Statement before it was filed with the SEC and thus knew or should have known that

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the Solicitation Statement contains misleading partial disclosures of the history leading up to the Merger and the financial analyses performed by J.P. Morgan.

41. Further, the Solicitation Statement indicates that on July 26, 2017, J.P. Morgan reviewed its financial analyses with respect to the Proposed Transaction with the Board and thereafter provided a written recommendation on July 27, 2017. The Board thereafter relied upon the recommendation of J.P. Morgan and approved the Proposed Transaction, aware that J.P. Morgan had performed various financial analyses in support of its fairness opinion and that material information concerning J.P. Morgan’s analyses was not included in the Solicitation Statement.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff and the Class Against All Defendants for Violations of Section 14(e) of

the Exchange Act and Rule 14d-9

42. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

43. Defendants issued the Solicitation Statement with the intention of soliciting stockholder acceptance of the Tender Offer, and knowingly, or with deliberate recklessness, omitted the material information as set forth above and failed to make the material information not misleading in the light of the circumstances under which the material information was omitted.

44. The Solicitation Statement violates section 14(e) and Rule 14d-9 because it omits material information as set forth above, which renders the Solicitation Statement false and/or misleading.

45. The omissions and misleading statements in the Solicitation Statement are material to Plaintiff and the members of the Class, who will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

46. Plaintiff and the members of the Class have no adequate remedy at law.

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COUNT II

On Behalf of Plaintiff and the Class Against the Individual Defendants for Violations of

Section 20(a) of the Exchange Act

47. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

48. The Individual Defendants acted as controlling persons of ShoreTel within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of ShoreTel, and participation in and/or awareness of Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of ShoreTel, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

49. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

50. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of ShoreTel, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of the Solicitation Statement.

51. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and

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information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

52. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

53. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

54. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against the Defendants jointly and severally, as follows:

1. Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

2. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

3. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

4. Directing the Defendants to account to Plaintiff and the Class for all damages suffered as a result of their wrongdoing;

5. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

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6. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATE: August 28, 2017	WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP

/s/ Rachele R. Rickert
RACHELE R. RICKERT

750 B Street, Suite 2770
San Diego, CA 92101
Telephone: 619/239-4599

WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
GREGORY M. NESPOLE
BENJAMIN Y. KAUFMAN
KEVIN G. COOPER
270 Madison Avenue
New York, NY 10016
Telephone: 212-545-4600

Counsel for Plaintiff

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